                                               FILED PURSUANT TO RULE 424(B)(3)
                                                    REGISTRATION NO. 333-186796
AXA Equitable Life Insurance Company

SUPPLEMENT DATED SEPTEMBER 6, 2013 TO THE CURRENT PROSPECTUS FOR THE STRUCTURED INVESTMENT OPTION

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This Supplement modifies certain information in the above-referenced current Prospectus. You should read this Supplement in conjunction with the Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this Supplement have the same meaning as in the Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service center referenced in your Prospectus.

The purpose of this Supplement is to provide you with information regarding the addition of 3-year and 5-year Segments to your contract for the S&P 500 Price Return Index.

Please note the following updates to the Prospectus:

1. EFFECTIVE SEPTEMBER 23, 2013, SUBJECT TO REGULATORY APPROVAL, THE FOLLOWING SEGMENT TYPES ARE ADDED TO THE PROSPECTUS:

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INDEX                                SEGMENT DURATION                SEGMENT BUFFER
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S&P 500 Price Return Index                3 year                          -20%
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S&P 500 Price Return Index                5 year                          -20%
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2. EFFECTIVE SEPTEMBER 23, 2013, SUBJECT TO REGULATORY APPROVAL, APPENDIX I TO THE PROSPECTUS IS DELETED AND REPLACED WITH THE FOLLOWING:

EXAMPLES

On the following pages are hypothetical examples of how the Segment Interim Value would be calculated for three different Segments. On the first page, Segments 1, 2 and 3 all have the same Index and Segment Start Date, but have different Segment Durations. The Segments are each shown on the same date, approximately 8 1/2 months after the Segment Start Date. On the second page, Segments 2 and 3 are valued again, but this time on later dates, with approximately 3 1/2 months remaining until their respective Segment Maturity Dates. On the third page, Segments 1, 2 and 3 all have the same Index and Segment Start Date, but have different Segment Durations. The Segments are each shown making a partial withdrawal on the same date, approximately 8 1/2 months after the Segment Start Date.

                                                        Catalog # 151157 (8/13)
                   IM-31-14 (8/13)                                      #588430

EXAMPLE OF SEGMENT INTERIM VALUE


ITEM                                              1-YEAR SEGMENT 3-YEAR SEGMENT 5-YEAR SEGMENT
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Segment Duration (in months)                            12             36             60
Valuation Date (Months since Segment Start Date)       8.5            8.5            8.5
Segment Investment                                    $1,000         $1,000         $1,000
Segment Buffer                                         -10%           -20%           -20%
Performance Cap Rate                                   11%            19%            45%
Time to Maturity
 (in months)                                           3.5            27.5           51.5
 (in years)                                           0.288          2.290          4.290
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ASSUMING THE CHANGE IN THE INDEX VALUE IS -40% (FOR EXAMPLE FROM 100.00 TO
60.00)

Fair Value of Hypothetical Fixed Instrument                      999.24   971.31   905.58
Fair Value of Hypothetical Derivatives                          (303.20) (224.50) (207.39)
Cap Calculation Factor                                            5.19    41.22    77.23
Sum of Above                                                     701.23   788.03   775.41
Segment Investment Multiplied by prorated Performance Cap Rate  1,078.27 1,044.98 1,063.86
Segment Interim Value                                            701.23   788.03   775.41
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ASSUMING THE CHANGE IN THE INDEX VALUE IS -10% (FOR EXAMPLE FROM 100.00 TO
90.00)

Fair Value of Hypothetical Fixed Instrument                      999.24   971.31   905.58
Fair Value of Hypothetical Derivatives                          (37.47)  (38.30)  (19.42)
Cap Calculation Factor                                            5.19    41.22    77.23
Sum of Above                                                     966.97   974.22   963.38
Segment Investment Multiplied by prorated Performance Cap Rate  1,078.27 1,044.98 1,063.86
Segment Interim Value                                            966.97   974.22   963.38
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ASSUMING THE CHANGE IN THE INDEX VALUE IS 0% (FOR EXAMPLE FROM 100.00 TO 100.00)

Fair Value of Hypothetical Fixed Instrument                      999.24   971.31   905.58
Fair Value of Hypothetical Derivatives                           18.79     5.30    31.79
Cap Calculation Factor                                            5.19    41.22    77.23
Sum of Above                                                    1,023.22 1,017.83 1,014.60
Segment Investment Multiplied by prorated Performance Cap Rate  1,078.27 1,044.98 1,063.86
Segment Interim Value                                           1,023.22 1,017.83 1,014.60
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ASSUMING THE CHANGE IN THE INDEX VALUE IS +10% (FOR EXAMPLE FROM 100.00 TO
110.00)

Fair Value of Hypothetical Fixed Instrument                      999.24   971.31   905.58
Fair Value of Hypothetical Derivatives                           61.19    41.44    77.81
Cap Calculation Factor                                            5.19    41.22    77.23
Sum of Above                                                    1,065.63 1,053.96 1,060.62
Segment Investment Multiplied by prorated Performance Cap Rate  1,078.27 1,044.98 1,063.86
Segment Interim Value                                           1,065.63 1,044.98 1,060.62
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ASSUMING THE CHANGE IN THE INDEX VALUE IS +40% (FOR EXAMPLE FROM 100.00 TO
140.00)

Fair Value of Hypothetical Fixed Instrument                      999.24   971.31   905.58
Fair Value of Hypothetical Derivatives                           107.43   114.66   187.87
Cap Calculation Factor                                            5.19    41.22    77.23
Sum of Above                                                    1,111.87 1,127.19 1,170.68
Segment Investment Multiplied by prorated Performance Cap Rate  1,078.27 1,044.98 1,063.86
Segment Interim Value                                           1,078.27 1,044.98 1,063.86
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The input values to the Black Scholes model that have been utilized to generate the hypothetical examples above are as follows:
(1)Implied volatility of 23.4%, 23.6% and 23.4% is assumed for 1-year, 3-year and 5-year segments, respectively.
(2)Swap rate corresponding to remainder of segment term is 0.26% (1-year), 1.27% (3-year) and 2.31% (5-year) annually.
(3)Index dividend yield-1.95% annually.
(4)Bid-Ask Spread is 10bps (1-year), 15bps (3-year) and 30bps (5-year).

EXAMPLE OF SEGMENT INTERIM VALUE


ITEM                                              3-YEAR SEGMENT 5-YEAR SEGMENT
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Segment Duration (in months)                            36             60
Valuation Date (Months since Segment Start Date)       32.5           56.5
Segment Investment                                    $1,000         $1,000
Segment Buffer                                         -20%           -20%
Performance Cap Rate                                   19%            45%
Time to Maturity
 (in months)                                           3.5            3.5
 (in years)                                           0.288          0.288
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ASSUMING THE CHANGE IN THE INDEX VALUE IS -40% (FOR EXAMPLE FROM 100.00 TO
60.00)

Fair Value of Hypothetical Fixed Instrument   999.25   999.25
Fair Value of Hypothetical Derivatives       (203.82) (204.55)
Cap Calculation Factor                         5.18     5.18
Sum of Above                                  800.61   799.88
Segment Investment Multiplied by prorated
 Performance Cap Rate                        1,171.76 1,424.11
 Segment Interim Value                        800.61   799.88
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ASSUMING THE CHANGE IN THE INDEX VALUE IS -10% (FOR EXAMPLE FROM 100.00 TO
90.00)

Fair Value of Hypothetical Fixed Instrument   999.25   999.25
Fair Value of Hypothetical Derivatives         0.46     0.23
Cap Calculation Factor                         5.18     5.18
Sum of Above                                 1,004.89 1,004.66
Segment Investment Multiplied by prorated
 Performance Cap Rate                        1,171.76 1,424.11
 Segment Interim Value                       1,004.89 1,004.66
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ASSUMING THE CHANGE IN THE INDEX VALUE IS +10% (FOR EXAMPLE FROM 100.00 TO
110.00)

Fair Value of Hypothetical Fixed Instrument   999.25   999.25
Fair Value of Hypothetical Derivatives        89.97    110.25
Cap Calculation Factor                         5.18     5.18
Sum of Above                                 1,094.40 1,114.68
Segment Investment Multiplied by prorated
 Performance Cap Rate                        1,171.76 1,424.11
 Segment Interim Value                       1,094.40 1,114.68
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ASSUMING THE CHANGE IN THE INDEX VALUE IS +40% (FOR EXAMPLE FROM 100.00 TO
140.00)

Fair Value of Hypothetical Fixed Instrument   999.25   999.25
Fair Value of Hypothetical Derivatives        181.03   345.32
Cap Calculation Factor                         5.18     5.18
Sum of Above                                 1,185.46 1,349.75
Segment Investment Multiplied by prorated
 Performance Cap Rate                        1,171.76 1,424.11
 Segment Interim Value                       1,171.76 1,349.75
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EXAMPLE OF PARTIAL WITHDRAWAL


ITEM                                             1-YEAR SEGMENT 3-YEAR SEGMENT 5-YEAR SEGMENT
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Segment Duration (in months)                           12             36             60
Valuation Date (Months since Segment Start Date       8.5            8.5            8.5
Segment Investment                                   $1,000         $1,000         $1,000
Segment Buffer                                        -10%           -20%           -20%
Performance Cap Rate                                  11%            19%            45%
Time to Maturity
 (in month)                                           3.5            27.5           51.5
 (in year)                                           0.288          2.290          4.290
Amount Withdrawn                                      $100           $100           $100
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ASSUMING THE CHANGE IN THE INDEX VALUE IS -40% (FOR EXAMPLE FROM 100.00 TO
60.00)

Segment Interim Value       701.23  788.03  775.41
Percent Withdrawn           14.26%  12.69%  12.90%
New Segment Investment     $857.39 $873.10 $871.04
New Segment Interim Value  $601.23 $688.03 $675.41
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ASSUMING THE CHANGE IN THE INDEX VALUE IS -10% (FOR EXAMPLE FROM 100.00 TO
90.00)

Segment Interim Value      966.97  974.22  963.38
Percent Withdrawn          10.34%  10.26%   9.43%
New Segment Investment     $896.58 $897.35 $905.72
New Segment Interim Value  $866.97 $874.22 $960.62
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ASSUMING THE CHANGE IN THE INDEX VALUE IS +10% (FOR EXAMPLE FROM 100.00 TO
110.00)

Segment Interim Value      1,065.63 1,044.98 1,060.62
Percent Withdrawn           9.38%    9.57%    9.43%
New Segment Investment     $906.16  $904.30  $905.72
New Segment Interim Value  $965.63  $944.98  $960.62
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ASSUMING THE CHANGE IN THE INDEX VALUE IS +40% (FOR EXAMPLE FROM 100.00 TO
140.00)

Segment Interim Value      1,078.27 1,044.98 1,063.86
Percent Withdrawn           9.27%    9.57%    9.40%
New Segment Investment     $907.26  $904.30  $906.00
New Segment Interim Value  $978.27  $944.98  $963.86
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Definitions:
(1)Amount withdrawal is net of applicable withdrawal charge

Percent Withdrawn is equal to Amount Withdrawn divided by Segment Interim Value

New Segment Investment is equal to the original Segment Investment ($1,000) multiplied by [1 - Percent Withdrawn]

New Segment Interim Value is equal to the calculated Segment Interim Value based on the new Segment Investment. It will also be equal to the Segment Interim Value multiplied by [1 - Percent Withdrawn]

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              co-distributed by affiliate AXA Distributors, LLC,
               1290 Avenue of the Americas, New York, NY 10104.

   Copyright 2013 AXA Equitable Life Insurance Company. All rights reserved.

                     AXA Equitable Life Insurance Company
                          1290 Avenue of the Americas
                              New York, NY 10104
                                 212-554-1234